Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 33-45694, 33-27737, 333-44979, 333-101725, 333-101729 and 333-110141 of Scientific Games Corporation on Form S-8 and Registration Statement Nos. 333-74590, 333-110477 and 333-112452 of Scientific Games Corporation on Form S-3 of our reports dated March 16, 2006, relating to the consolidated financial statements and consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Scientific Games Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 16, 2006